EXHIBIT 8.3(h)
SUPPLEMENT TO PARTICIPATION AGREEMENT DATED JANUARY 1, 1997
(as amended and supplemented from time to time)
AMONG
DWS VARIABLE SERIES II (“DWSVS II”)
DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.
DWS INVESTMENTS DISTRIBUTORS, INC.
AND
ZURICH AMERICAN LIFE INSURANCE COMPANY (formerly known as KEMPER
INVESTORS LIFE INSURANCE COMPANY)
The parties hereto agree that the Participation Agreement is amended to add the following additional Designated Portfolio(s) for such Separate Accounts and Contracts as may be necessary or appropriate in connection with pending reorganization(s) related thereto. The class or classes currently permitted for the Acquired Portfolio are hereafter permitted for the Surviving Portfolio. Each Surviving Portfolio is added for use with the same Separate Accounts and Contracts as currently provided for the Acquired Portfolio.

Acquired Portfolio	Surviving Portfolio to be Added as a
Currently a Designated	Designated Portfolio
Portfolio
DWS Variable Series II—DWS Strategic Value VIP	DWS Variable Series II—DWS Large Cap Value VIP
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IN WITNESS WHEREOF, each of the parties has caused this Supplement to be executed to be effective April 29, 2011.
ZURICH AMERICAN LIFE INSURANCE COMPANY (formerly known as KEMPER INVESTORS LIFE INSURANCE COMPANY)

By: Title:	/s/ Richard Grilli C.O.O.
Date:	3/16/11

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

By: Title:	[ILLEGIBLE] COO
Date:	4/15/11

By: Title:	[ILLEGIBLE] Director
Date:	3/25/11

DWS INVESTMENTS DISTRIBUTORS, INC.

By: Title:	[ILLEGIBLE] CEO
Date:	4/15/11

By: Title:	[ILLEGIBLE] COO
Date:	4/15/11

DWS VARIABLE SERIES II

By: Title:	/s/ Rita Rubin Assistant Secretary

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